Exhibit 99.1

Leader in Corporate Development and Strategy Joins Mesa Labs Board of Directors

Lakewood, Colorado, October 29, 2021 – Mesa Laboratories, Inc. (NASDAQ:MLAB) announced the appointment of Shiraz Ladiwala to its Board of Directors, effective October 28, 2021. Shiraz previously worked in leadership roles at Thermo Fisher Scientific and retired on August 31, 2021.

With Mr. Ladiwala’s appointment, the Mesa Laboratories, Inc. Board of Directors will be comprised of eight directors, six of whom are independent.

“Shiraz’s extensive experience building a world class life sciences company and his knowledge in corporate development and the Asia/ Pacific region will be instrumental to helping Mesa achieve its strategic objectives” said John Sullivan, Ph.D., Chairman of the Board of Directors, “We’ve intentionally sought to identify a qualified executive with a deep international background to bring a unique perspective to our company, and Shiraz’s expertise will help further Mesa’s development and our purpose to Protect the Vulnerable®.”

During his 24-year career with Thermo Fisher Scientific, Shiraz Ladiwala held various, progressive leadership roles in the areas of corporate strategy and development and business operations, including Senior Vice President of Strategy and Corporate Development and General Manager of Asia/ Pacific. He has significant corporate strategic development experience, extensive knowledge of the life sciences, bioproduction and diagnostics industries, and a background in international business operations. Mr. Ladiwala has a leadership style characterized by cultural adaptability, strong business acumen, and financial knowledge. He received a bachelor’s degree in commerce from the University of Bombay and a Master of Business Administration from the University of Michigan Ross School of Business.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare, medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com